Exhibit 10.13

RESTRICTED STOCK UNIT GRANT AGREEMENT
PAXMEDICA, INC.

This Restricted Stock Unit Grant Agreement (this “Agreement”) is between PaxMedica, Inc., a Delaware corporation (the “Company”), and Howard J. Weisman (the “Grantee”) and is effective as of [●] (the “Grant Date”).

RECITALS

WHEREAS, the Company maintains the PaxMedica, Inc. 2020 Omnibus Equity Incentive Plan (as it may be amended and/or restated from time to time, the “Plan”);

WHEREAS, the Plan permits the Company to award Restricted Stock Units with respect to shares of the Company’s common stock, $0.0001 par value per share (“Shares”), subject to the terms of the Plan; and

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.              Award of Restricted Stock Units. The Company hereby grants to the Grantee, as of the Grant Date, [●] Restricted Stock Units (the “RSUs”). With respect to each RSU that becomes vested in accordance with the terms of this Agreement, the Grantee will be entitled to receive one Share upon the settlement of such RSU (the “RSU Shares”). The RSUs are subject to the terms set forth herein, and the terms of the Plan, which terms and provisions are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. Notwithstanding anything contained in this Agreement to the contrary, if neither an IPO (as defined below) nor a Change in Control has occurred on or prior to [●], then all RSUs shall be forfeited at 11:59 pm New York Time on [●] with no compensation or other payment due to the Grantee or any other Person. “IPO” means the initial public offering of the Company’s securities (other than pursuant to a Form S-8 (or any successor form thereto)), including a reverse merger into an entity whose securities are publicly traded on a national securities exchange and in which the Company’s shareholders immediately prior to such merger hold a majority of the voting power of the surviving entity in such merger immediately after such merger.

2.              Vesting; Settlement.

(a)            The RSUs are unvested on the Grant Date and, subject to the terms of this Agreement, shall become vested as follows:

Vesting Date	Vesting Percentage on Vesting Date
[●]	[●]
[●]	[●]

Notwithstanding the foregoing, if neither a Change in Control nor the IPO has occurred prior to a vesting date set forth above, then no vesting shall occur on such date, and instead, the RSUs that would have vested on the vesting date set forth above but for this sentence (the “Liquidity Vesting RSUs”) shall remain unvested and shall become vested upon the occurrence of the earlier of a Change in Control and the IPO, and all remaining RSUs shall continue to vest in accordance with the vesting schedule set forth above.

If the percentages above would result in a fraction of an RSU vesting on a vesting date, then the number of RSUs vesting on such vesting date shall be rounded up to the next whole number; provided, however, that in no event shall more than 100% of the RSUs become vested and settled.

Vesting of any RSUs (including, without limitation, Liquidity Vesting RSUs) in all cases is subject to the Grantee’s Continuous Service with the Company or one of its Subsidiaries from the Grant Date through and including the applicable vesting date. If the Grantee’s Continuous Service with the Company or any of its Subsidiaries terminates for any reason prior to the date on which all of the RSUs have become vested, regardless of whether such termination is initiated by the Grantee, by the Company or by any of the Company’s Subsidiaries, then all RSUs (including, without limitation, Liquidity Vesting RSUs) which are unvested as of the date of such termination shall be forfeited immediately upon such termination with no compensation or other payment due to the Grantee or any other Person. In addition, if the Grantee’s Continuous Service with the Company or any of its Subsidiaries is terminated for Cause, then any RSUs which have not been settled as of such termination of Continuous Service (even if such RSUs are vested) shall be forfeited immediately upon such termination with no compensation or other payment due to the Grantee or any other Person.

Notwithstanding anything to the contrary contained in any offer letter, severance agreement, employment agreement, consulting agreement or similar agreement between the Grantee and the Company or any of its Affiliates, (i) the RSUs shall not vest upon or following the Grantee’s termination of Continuous Service and (ii) the RSUs shall not vest upon a Change in Control, a change in control, a change of control or any similar event except as provided in this Agreement or in the Plan.

(b)            Each RSU that becomes vested shall be settled as soon as reasonably practicable following the date on which such RSU becomes vested, and in any event within 30 days after the vesting event.

(c)             Prior to the receipt by the Grantee of an RSU Share in settlement of an RSU, the Grantee shall have no rights of a stockholder with respect to such RSU or RSU Share, including, without limitation, the right to receive dividends with respect to such RSU or RSU Share or the right to vote such RSU or RSU Share. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, if the Company declares a cash dividend on Shares with a record date during the period between the Grant Date and the date immediately preceding the date on which an RSU Share is delivered upon the settlement of a vested RSU, then the Grantee shall be entitled to receive with respect to the vested RSUs being settled on such date an amount in cash equal to the product of (i) the number of vested RSUs then being settled, multiplied by (ii) the amount of cash dividends declared per Share during the period between the Grant Date and the date immediately preceding the date on which such RSU Shares are delivered upon the settlement of such vested RSUs, with such cash payment to be made to the Grantee at the same time as RSU Shares are issued upon the settlement of such vested RSUs; provided, however, that if any such cash dividends have been declared but not paid, such payment shall not be made in respect of such cash dividend until the first payroll date after such cash dividend is paid (and if such dividend equivalent described in this Section 2(c) is not paid to the Participant by March 15th of the year immediately following the year in which the applicable RSU vested, then such dividend equivalent shall be forfeited). Any such amounts will be forfeited upon the forfeiture of the underlying RSU, with no compensation or other payment due to the Grantee or any other Person.

3.              Non-Transferability of RSUs. The RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.

4.              Conditions on All Transfers of RSU Shares. Notwithstanding anything to the contrary contained in this Agreement or the Plan, no transfer of an RSU Share shall be made, or, if attempted or purported to be made, shall be effective, unless and until the Company is satisfied that the transfer will not violate any federal or state securities law or any other law or agreement (including this Agreement or the Plan) or the rules of any applicable stock exchange. If the transfer would violate any such law, agreement or rule and the Grantee nevertheless attempts or purports to engage in a transfer of RSU Shares, then the Company shall not recognize such transfer on the books and records of the Company and such transfer will be null and void ab initio. In addition, the Grantee will be liable to the Company for damages, if any, which may result from such attempted or purported transfer.

5.              No Promise of Employment or Other Service. Neither the Plan nor the granting or holding of the RSUs nor the holding of RSU Shares will confer upon the Grantee any right to continue in the employ or other service of the Company or any Subsidiary, or limit, in any respect, the right of the Company or any Subsidiary to discharge the Grantee at any time, for any reason and with or without notice.

6.              Withholding. The Grantee shall be responsible for making appropriate provision for all taxes required to be withheld in connection with the grant of RSUs and/or the settlement thereof (and the payment of any dividend equivalents). Such responsibility shall extend to all applicable federal, state, local and foreign withholding taxes. The Company or its Subsidiaries, in their sole discretion, shall have the right to retain the number of Shares whose Fair Market Value equals the amount to be withheld in satisfaction of the applicable withholding taxes (or to withhold from any payroll or other amounts otherwise due to the Grantee the amount of withholding taxes due in connection with the RSUs or any dividend equivalents).

7.              The Plan. The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to all of the terms and provisions of the Plan and this Agreement. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to the Plan, this Agreement, the RSUs, the RSU Shares and any agreement relating to the RSUs or the RSU Shares. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

8.              Investment Representation. The Grantee hereby represents and warrants to the Company that the Grantee, by reason of the Grantee’s business or financial experience (or the business or financial experience of the Grantee’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Grantee’s own interests in connection with the transactions contemplated under this Agreement.

9.              Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

10.            Severability. All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby, and the remainder of this Agreement shall be interpreted to give maximum effect to the original intention of the parties hereto.

11.            Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto (provided that such amendment specifically identifies the provision of this Agreement being amended).

12.            Covenants Agreement. The RSUs shall be subject to forfeiture at the election of the Company in the event that the Grantee breaches any agreement between the Grantee and the Company with respect to noncompetition, nonsolicitation, assignment of inventions or contributions and/or nondisclosure obligations of the Grantee.

13.            Code Section 409A. The RSUs and this Agreement are intended to be excepted from coverage under Code Section 409A and shall be interpreted and construed accordingly. In the event that the Grantee is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Grantee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following the Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Grantee in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which the Grantee’s separation from service occurs or (ii) the tenth business day following the Grantee’s death (but not earlier than if such delay had not applied). The Grantee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.  To the extent required by Code Section 409A, the terms “termination of employment” or “termination of service” and similar phrases to each shall mean “separation from service” within the meaning of Code Section 409A. Notwithstanding anything contained in the Plan or in this Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to the Grantee or any other Person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of the RSUs granted hereunder to comply with, or be exempt from, Code Section 409A).

14.            Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any Shares issued pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the Shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

15.            Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the award of the RSUs to the Grantee by the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon evidencing his or her agreement to the terms hereof, effective as of the Grant Date.

PAXMEDICA, INC.

By:
Name:
Title:

[Signature Page to RSU Award Agreement]

grantee

Name:

[Signature Page to RSU Award Agreement]